Exhibit 99.1

NEWS RELEASE

Contacts:
Vertis Communications
Dean D. Durbin
President & CEO
410.361.8367

Stephen E. Tremblay
Chief Financial Officer
410.361.8352

VERTIS ANNOUNCES 2006 SECOND QUARTER
EARNINGS

BALTIMORE (July 31, 2006)—Vertis Communications (“Vertis” or the “Company”), announced today results for the three and six months ended June 30, 2006.

Revenue

Revenue amounted to $356.1 million in the second quarter of 2006 versus $363.4 million in the second quarter of 2005, a decrease of $7.3 million or 2.0%.

Direct Mail revenue increased $9.9 million or 14.0% largely due to improved volume and, to a lesser extent, improved pricing, which includes product, customer and equipment mix (“Pricing”).  The acquisition of USA Direct in May of 2006 contributed approximately $2.6 million to the quarter-over-quarter growth in Direct Mail.  Offsetting the Direct Mail growth was a $10.3 million or 4.0%, decline in revenue in our Advertising Inserts segment due to lower volume and Pricing.  Corporate and other revenue declined $7.5 million largely due to lower Premedia revenue.

On a year-to-date basis, revenue amounted to $714.6 million in 2006 versus $717.3 million in 2005, a decrease of $2.7 million or 0.4%.

Direct Mail revenue increased $19.3 million or 12.9% due to improved volume and Pricing.  The acquisition of USA Direct in May of 2006 contributed approximately $2.6 million to the year-over-year growth in Direct Mail.  Offsetting the Direct Mail growth was a $10.0 million or 2.0%, decline in revenue in our Advertising Inserts segment due to lower volume and Pricing.  Corporate and other revenue declined $13.2 million largely due to lower Premedia revenue.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

EBITDA amounted to $42.2 million in the 2006 quarter versus $39.3 million in 2005.  The Company incurred $2.7 million less in restructuring charges in the second quarter of 2006 versus 2005.  Excluding the restructuring charges, EBITDA amounted to $44.7 million in 2006 versus $44.5 million in 2005, an increase of $200,000 or 0.4%.  Through June 30, 2006, EBITDA amounted to $69.0 million in 2006 versus $58.7 million in 2005.  The Company incurred $5.6 million less in restructuring charges in the first half

Vertis Communications                                                            www.vertisinc.com
250 West Pratt Street | Baltimore, MD 21201 | 800.577.3569
© 2006 Vertis, Inc.

of 2006 versus 2005.  Excluding the restructuring charges, EBITDA amounted to $78.1 million in 2006 versus $73.4 million in 2005, an increase of $4.7 million or 6.4%.

Segment EBITDA

Advertising Insert EBITDA excluding restructuring charges was $32.9 million and $33.7 million in the second quarter of 2006 and 2005, respectively, a decrease of $800,000 or 2.4%.  Through June 30,  Advertising Insert EBITDA excluding restructuring charges was $56.1 million and $53.4 million in 2006 and 2005, respectively, an increase of $2.7 million, or 5.1%.  The period-over-period changes reflect the impact of lower revenue as noted above offset by lower costs.

Direct Mail EBITDA excluding restructuring charges was $11.7 million in the second quarter of 2006 compared to $8.1 million in 2005, an increase of $3.6 million or 44.4%.  Through June 30, Direct Mail EBITDA excluding restructuring charges was $22.2 million in 2006 compared to $17.5 million in 2005, an increase of $4.7 million or 26.9%.  The improvement in Direct Mail EBITDA was largely the result of the growth in volume, and with respect to the second quarter, lower costs.

Corporate and other EBITDA excluding restructuring charges was $2.6 million lower in both the second quarter and the first-half of 2006 versus 2005, primarily as the result of declines at Premedia.

Net loss

The net loss in the second quarter of 2006 was $5.0 million versus a net loss of $29.0 million in the second quarter of 2005.  The second quarter of 2005 included $19.2 million in losses from discontinued operations.

Through June 30, 2006, the net loss in 2006 was $26.6 million versus a net loss of $159.0 million in the comparable period in 2005.  The first half of 2006 includes the negative impact of the cumulative effect of an accounting change of $1.7 million, while the first half of 2005 included $120.4 million in losses from discontinued operations.  Excluding these two items, the net loss through June 30, 2006 was $24.9 million versus $38.6 million in 2005.  The improvement reflects the aforementioned increase in EBITDA and lower depreciation and amortization.

Commenting on the second quarter, Dean D. Durbin, President and Chief Executive Officer stated, “I want to recognize the entire Vertis Communications team, including the new members from USA Direct, which we acquired on May 31, for delivering another quarter of EBITDA growth, our fifth consecutive quarter where we improved over the prior year.  Our direct mail business continues to post good top-line growth that carried through to double digit EBITDA growth”.

Mr. Durbin went on to note, “As we continue to drive for top-line growth, we remain equally focused on lowering costs and improving our operating efficiencies.  Lower costs in the first-half of 2006 compared to 2005 contributed to improving EBITDA margins, excluding restructuring costs, to 10.9% in 2006 compared to 10.2% in 2005”.

Liquidity

With respect to liquidity, the Company ended the quarter with $55 million available on its $220 million revolving credit facility.  EBITDA calculated for covenant purposes was $188.4 million or $28.4 million above the minimum requirement.

Conference Call

Vertis will be holding a conference call on Tuesday, August 1, 2006 at 11:00 am EST, to discuss earnings for the three and six months ended June 30, 2006.  Dean D. Durbin, President and Chief Executive Officer, will host the conference call at 888.316.9407 or 1.517.308.9008 for international callers and the passcode confirmation is VERTIS Q2. A recording of the call will be available for review for one week at 800.216.6080 or 1.402.220.3894 for international callers.

Vertis, Inc. and Subsidiaries
Balance Sheet Data

In thousands

	June 30,	December 31,
	2006	2005
	(Unaudited)
Total current assets	$216,784	$235,195
Property, plant and equipment, net	335,022	336,665
Goodwill	262,849	249,683
Other long-term assets	44,688	51,096
Total assets	859,343	872,639

Total current liabilities	250,064	309,259
Long-term debt	1,126,176	1,049,059
Other long-term liabilities	35,554	40,199
Total liabilities	1,411,794	1,398,517

Total stockholder’s deficit	(552,451)	(525,878)
Total liabilities and stockholder’s deficit	$859,343	$872,639

Vertis, Inc. and Subsidiaries
Consolidated Statements of Operations

In thousands

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Revenue	$356,058	$363,399	$714,552	$717,288
Operating expenses:
Costs of production	276,628	281,535	562,543	566,388
Selling, general and administrative	32,884	35,513	70,178	73,669
Restructuring charges	2,450	5,192	9,067	14,709
Depreciation and amortization of intangibles	14,304	16,917	28,646	32,420
	326,266	339,157	670,434	687,186
Operating income	29,792	24,242	44,118	30,102
Other expenses:
Interest expense, net	32,862	31,949	65,112	64,236
Other, net	1,860	1,899	3,742	3,864
	34,722	33,848	68,854	68,100

Loss from continuing operations before income tax expense and cumulative effect of accounting change	(4,930)	(9,606)	(24,736)	(37,998)
Income tax expense	112	265	187	523
Loss from continuing operations before cumulative effect of accounting change	(5,042)	(9,871)	(24,923)	(38,521)

Loss from discontinued operations	—	(19,152)		(120,430)
Cumulative effect of accounting change	—	—	(1,654)	—

Net loss	$(5,042)	$(29,023)	$(26,577)	$(158,951)

Vertis, Inc. and Subsidiaries
Rollforward of Debt
(Unaudited)

In thousands

Total debt as of December 31, 2005			$1,049,059

Revolver activity net borrowing	$54,469
USA Direct acquisition	20,700
Total increase in debt		$75,169

Accretion of discount		1,982
Total change in debt			77,151

Total debt as of June 30, 2006			$1,126,210

Segment Information:

The following is information regarding the Company’s segments:

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenue
Advertising Inserts	$244,935	$255,160	$482,753	$492,843
Direct Mail	80,493	70,564	168,842	149,472
Corporate & Other	32,713	40,238	66,981	80,217
Eliminations	(2,083)	(2,563)	(4,024)	(5,244)
Consolidated	$356,058	$363,399	$714,552	$717,288

EBITDA
Advertising Inserts	$31,598	$30,872	$51,869	$46,817
Direct Mail	11,577	7,374	21,738	15,592
Corporate & Other	(939)	1,014	(4,585)	(3,751)
Consolidated EBITDA	42,236	39,260	69,022	58,658
Depreciation and amortization of intangibles
	14,304	16,917	28,646	32,420
Interest expense, net	32,862	31,949	65,112	64,236
Income tax expense	112	265	187	523
Consolidated loss from continuing operations before cumulative effect of accounting change	$(5,042)	$(9,871)	$(24,923)	$(38,521)

Restructuring charges
Advertising Inserts	$1,282	$2,832	$4,206	$6,632
Direct Mail	166	711	464	1,910
Corporate & Other	1,002	1,649	4,397	6,167
Consolidated	$2,450	$5,192	$9,067	$14,709

EBITDA represents the sum of income (loss) from continuing operations before cumulative effect of accounting change, net interest expense, income taxes, depreciation and amortization of intangible assets.  The Company believes that EBITDA is useful because that information is an appropriate measure for evaluating the Company’s operating performance.  We present EBITDA to provide additional information regarding our performance and because it is a measure by which we gauge our profitability.  EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  You should not consider it as an alternative to income (loss) from continuing operations before cumulative effect of accounting change as a measure of operating performance.  Our calculation of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited.  The most comparable measure to EBITDA in accordance with GAAP is income (loss) from continuing operations before cumulative effect of accounting change.  A reconciliation of EBITDA to income (loss) from continuing operations before cumulative effect of accounting change is included in the table below.

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Consolidated loss from continuing operations before cumulative effect of accounting change	$(5,042)	$(9,871)	$(24,923)	$(38,521)
Depreciation and amortizationof intangibles	14,304	16,917	28,646	32,420
Interest expense, net	32,862	31,949	65,112	64,236
Income tax expense	112	265	187	523

EBITDA	$42,236	$39,260	$69,022	$58,658

About Vertis Communications

Vertis Communications serves as marketing partner to many of today’s Fortune 500 companies. Vertis Communications leverages its vast experience in managing large, complex, time-sensitive assignments to turn its clients’ marketing ideas into realities. Headquartered in Baltimore with more than 100 locations nationwide, Vertis Communications offers world-class consulting, creative, research, direct, media, technology, and production services. In 2005, Vertis was recognized as one of the “Most Admired Companies” in Marketing and Advertising by Fortune magazine.  To learn more, visit www.vertisinc.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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